Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-249806, 333-205682, 333-192505, 333-179313, 333-150346 and 333-132713 on Form S-8 and Registration Statement Nos. 333-255964, 333-248614, 333-213503, 333-196441, 333-177726, 333-153634, 333-152163 and 333-147425 on Form S-3 of our report dated February 28, 2024, relating to the consolidated financial statements of Neonode Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Neonode Inc. for the year ended December 31, 2023.

/s/ KMJ Corbin & Company LLP

Irvine, California

February 28, 2024